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                                                                Exhibit 99(a)(8)


Telesciences, Inc


                                                                             USA
                                                              Phone 609 866 1000
                                                                Fax 609 866 0185






Contact: Fran Penfold              Chris Fullam
         Telesciences, Inc         Edelman Financial
         (856) 866-1000            (212) 704-4532



                 TELESCIENCES, INC ENTERS INTO DEFINITIVE MERGER
                     AGREEMENT WITH EDB BUSINESS PARTNER ASA

             - PRECEDING CASH TENDER OFFER VALUED AT $13.65 MILLION-

MOUNT LAUREL, NJ, OCTOBER 19, 1999 - Telesciences, Inc (Nasdaq: TLSDC) today announced that it has signed a definitive merger agreement, valued at $13.65 million with the Norwegian telecom company EDB BUSINESS PARTNER ASA.

The transaction will take the form of a cash tender offer by EDB for all outstanding shares of Telesciences at a purchase price of $8.79 per share (after adjustment for the one-for-four reverse stock split effected on October 15,
1999) and will commence within five business days. The full $13.65 million is to be placed into escrow this week.

The tender offer is scheduled to expire twenty business days after commencement, unless extended, and is subject to customary terms and conditions. The Board of Directors of both companies have approved the transaction. The tender offer for shares of Telesciences' common stock will be made only through definitive tender offer documents, which will be filed with the Securities and Exchange Commission and mailed to the stockholders of Telesciences.

Pursuant to the merger agreement with EDB, all outstanding shares of Telesciences not purchased in the initial tender offer (other than shares held by EDB or its affiliates or dissenting stockholders) will be converted into the right to receive $8.79 per share in cash.

EDB Business Partner ASA is the second largest IT-group listed on the Oslo Stock Exchange, and one of Norway's largest providers of IT services. The company has approximate revenues of $360 million, pre-tax profits of approximately $13 million, and 2,200 employees.



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EDB 4tel, a division of EDB Business Partner ASA, is one of Europe's largest companies specializing exclusively in IT solutions for the telecom industry, offering state of the art software solutions, system integration, implementation, support and consultancy services.

Headquartered in Oslo, with development offices in Norway, Ireland, and Paris, EDB 4tel has more than 800 employees. Originating in the R&D division of Telenor, Norway's incumbent operator, it was spun off as a separate business unit in 1998, before merging with one of Norway's leading IT groups - EDB Business Partner ASA - and changing name to EDB 4tel.

Andrew Maunder, President and CEO of Telesciences said "We consider this a great deal for the shareholders, employees and customers of Telesciences. EDB is a proven provider of IT solutions to the telecommunications industry, and has products and services that complement our own. We have been reviewing our strategic options for some time and have now found a partner and owner with experience in our technologies and market. A lot of the work we have done in streamlining the business will be very beneficial to them. We believe this transaction represents good value to our shareholders."

Serving telecommunications and information service providers worldwide for 30 years, Telesciences, Inc is an ISO 9001 Certified company. Telesciences is recognized as a leader in the provision of real-time billing data collection and processing, fraud management and traffic management systems. Additional information on Telesciences can be found on its home page at http://www.telesciences.com.

THIS RELEASE CONTAINS FORWARD LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, THE VOLATILITY OF INTERNATIONAL MARKETS, PRODUCT DEMAND AND MARKET ACCEPTANCE, NEW PRODUCT DEVELOPMENT, RELIANCE ON KEY STRATEGIC ALLIANCES, AVAILABILITY OF RAW MATERIALS, THE REGULATORY ENVIRONMENT, FLUCTUATIONS IN OPERATING RESULTS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.




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